Exhibit (h) (v)
REYNOLDS FUNDS, INC.
FIRST AMENDMENT TO
THE FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT, effective as of  January, 1, 2013, to the Fund Accounting Servicing Agreement, dated as of  October 1, 2009, (the "Agreement"), is entered by and between Reynolds Funds, Inc., a Maryland corporation (the "Corporation") and U.S. Bancorp Fund Services, LLC., a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

WHEREAS, the Fund and USBFS desire to amend the fees and the length of the Agreement; and

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 14, Term of Agreement; Amendment, shall be superseded and replaced with the following:

14.           Term of Agreement; Amendment; Early Termination

This Agreement shall become effective as of January 1, 2013 and will continue in effect for a period of five (5) years.  Subsequent to the five-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

In the absence of any material breach of this Agreement, should the Company elect to terminate this Agreement prior to the end of the five (5) year term, the Company agrees to pay the following fees:

a.	all monthly fees through the life of the contract, including the repayment of any negotiated discounts and conversion costs from the prior service provider;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all out-of-pocket costs associated with a-c above.

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

REYNOLDS FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Frederick Reynolds	By: /s/ Michael R. McVoy
Printed Name: Frederick Reynolds	Printed Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Amended Exhibit B to the Fund Accounting Servicing Agreement
Reynolds Blue Chip Growth Fund
Fund Accounting Services Fee Schedule
Effective 01/01/2013

Annual Fund Accounting Fee Based Upon Average Net Assets Per Fund*
Base fee of $____ on the first $____ million plus
2.00 basis points on the next $____million
1.00 basis point on the next $____ billion
.75 basis point on the balance

▪  Additional fee of $____ for each additional class
▪  Additional fee of $____ per manager/sub-advisor per fund
▪  Additional fee of $____ for master/feeder products per feeder fund
▪  Additional fee of $____ for a Controlled Foreign Corporation (CFC)

Pricing Services**
▪  $____ - Domestic Equities, Options, ADRs
▪  $____ - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency
Rates, Mortgage Backed Securities
▪  $____ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
Bonds, Asset Backed Securities, High Yield Securities
▪  $____ - Bank Loans
▪  $____ - Credit Default Swaps
▪  $____ - Swaptions, Index Swaps
▪  $____ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪  $____ /Foreign Equity Security per Month for Corporate Action Service
▪  $____ /Domestic Equity Security per Month for Corporate Action Service
▪  $____ /Month Manual Security Pricing (>10/day)

Fair Value Services (Charged at the Complex Level)**
▪  $____ on the First 100 Securities
▪  $____ on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Fee (Fund Complex)*
▪  $____ /year

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, and customized reporting.

*Subject to annual CPI increase, Milwaukee MSA - Effective January, 2016

** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.